Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2026 THIRD QUARTER FINANCIAL RESULTS AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (October 22, 2026) – Eagle Financial Services, Inc. (NASDAQ: EFSI) (the "Company"), the holding company for Bank of Clarke ("the Bank"), announced its third quarter 2026 results. Also, on October 22, 2026, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on November 13, 2026, to shareholders of record on November 2, 2026. The following table presents selected financial performance highlights for the periods indicated:

	Three Months Ended
	September 30,		June 30,		September 30,
	2026		2026		2025
	(Dollars in thousands, except per share data)
		As adjusted (1)		As adjusted (1)
Consolidated net income	$4,750	$5,020	$4,981	$2,227	$5,584

Consolidated noninterest income	$5,296	$5,296	$8,590	$5,104	$5,165

Consolidated noninterest expense	$16,127	$15,785	$15,531	$15,531	$14,344

Earnings per share - basic and diluted	$0.88	$0.93	$0.92	$0.41	$1.04

Annualized return on average equity	9.66%	10.21%	10.35%	4.63%	12.20%

Annualized return on average assets	1.01%	1.07%	1.08%	0.48%	1.10%

(1) Non-GAAP financial measure - Excluding the tax effected impact of merger expenses during the quarter ended September 30, 2026 and the gain on sale of other assets during the quarter ended June 30, 2026. See the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for a reconciliation of these measures to comparable measures calculated in accordance with GAAP.

Additional key highlights for the third quarter of 2026 are as follows:

•
Announced a proposed strategic merger with John Marshall Bancorp, Inc. ("John Marshall"), a transformative transaction expected to enhance scale, market presence, and long-term shareholder value.
•
Net loans increased by $32.4 million or 2.19% while deposits increased by $21.3 million or 1.33%, in each case compared to June 30, 2026.
•
Net interest margin increased from 3.86% for the quarter ended June 30, 2026 to 3.95% for the quarter ended September 30, 2026. Net interest spread increased from 3.01% for the quarter ended June 30, 2026 to 3.09% for the quarter ended September 30, 2026.

Brandon Lorey, President and CEO, stated, "The third quarter was an important one for EFSI, with strong execution across the franchise while we also announced our proposed merger with John Marshall Bancorp. Net loans grew $32.4 million during the quarter, reflecting both strong customer demand and the continued efforts of our lending teams, while our net interest margin improved to 3.95% as the balance sheet actions we have taken over the past two years continued to deliver results. We are entering this combination from a position of strength, and we believe bringing together two strong community banking franchises creates an opportunity to deliver meaningful long-term value for our shareholders. I could not be prouder of our team for staying focused on our customers and communities while also taking on the additional work required to prepare for what is ahead."

Summary

Net income for the quarters ended September 30, 2026 and June 30, 2026 was $4.8 million and $5.0 million, respectively. Net income was $5.6 million for the quarter ended September 30, 2025. During the third quarter of 2026, the Company incurred $342 thousand of pre-tax merger-related expenses related to the announced merger with John Marshall in September 2026. During the second quarter of 2026, the Company sold its membership interest in Bearing Insurance Group, LLC ("Bearing") to an unaffiliated third party and recognized a pre-tax gain of $3.5 million, which was recorded in gain on sale of other assets in the consolidated statements of income. Excluding the tax-effected impact of the merger-related expenses incurred during the third quarter of 2026 and the gain on the sale of Bearing recognized during the second quarter of 2026, adjusted net income for the quarters ended September 30, 2026 and June 30, 2026, were $5.0 million and $2.2 million, respectively. Adjusted net income is a non-GAAP financial measure. Please refer to the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information.

For the quarter ended September 30, 2026, adjusted net income increased $2.8 million, or 125.4%, compared to the quarter ended June 30, 2026, and decreased $564 thousand, or 10.1%, compared to the quarter ended September 30, 2025. The increase from the quarter ended June 30, 2026 was primarily driven by a lower provision for credit losses. The decrease compared to the quarter ended September 30, 2025 was primarily attributable to higher salary and employee benefit expenses. Additional details regarding these changes are provided below.

Interest Income

Total loan interest income was $22.7 million and $21.7 million for the quarters ended September 30, 2026 and June 30, 2026, respectively. Total loan interest income was $20.7 million for the quarter ended September 30, 2025. Compared to the quarter ended September 30, 2026, total loan interest income increased $1.0 million or 4.6% from the quarter ended June 30, 2026 and increased $2.0 million or 9.8% from the quarter ended September 30, 2025. Average loans during the quarter ended September 30, 2026 increased by $13.6 million or 0.9% from the quarter ended June 30, 2026 while the tax equivalent yield on average loans increased 14 basis points over the same time period. Average loans increased $66.3 million or 4.6% between the quarter ended September 30, 2026 and September 30, 2025 while the tax equivalent yield on average loans increased 28 basis points over the same time period. Overall, higher average loan balances combined with an increase in the tax-equivalent yield on average loans contributed to the growth in loan interest income compared to both the linked and prior-year quarters.

Interest and dividend income from the investment portfolio was $1.1 million and $1.3 million for the quarters ended September 30, 2026 and June 30, 2026, respectively. Interest and dividend income from the investment portfolio was $1.4 million for the quarter ended September 30, 2025. The tax equivalent yield on average investments for the quarter ended September 30, 2026 was 3.96%, which decreased 38 basis points from 4.34% from the quarter ended June 30, 2026 and decreased 34 basis points from 4.30% for the quarter ended September 30, 2025. The decrease in yield compared with the quarters ended June 30, 2026 and September 30, 2025 primarily reflects the decline dividend income during the quarter due to a lower Federal Home Loan Bank stock balance following the repayment of FHLB advances.

Interest Expense

Total interest expense was $7.6 million and $7.4 million for the three months ended September 30, 2026 and June 30, 2026, respectively, and $8.7 million for three months ended September 30, 2025. The modest increase in interest expense from the quarter ended June 30, 2026 compared to the quarter ended September 30, 2026 was primarily attributable to higher interest expense on deposits. Compared to the quarter ended September 30, 2025, interest expense decreased $1.1 million, driven by a $651 thousand reduction in deposit interest expense and a $494 thousand decrease in interest expense on Federal Home Loan Bank ("FHLB") advances. The decrease in deposit interest expense resulted from a $10.3 million decline in average interest-bearing deposit balances and a 20 basis point reduction in the average rate paid on those deposits, primarily due to the runoff of higher-cost time deposits. Additionally, the average balance of FHLB advances during the quarter ended September 30, 2026 declined by $40.0 million compared to the quarter ended September 30, 2025, reflecting the payoff of outstanding advances.

Net Interest Income

Net interest income for the quarter ended September 30, 2026 was $17.6 million reflecting an increase of $659 thousand or 3.9% from the quarter ended June 30, 2026 and an increase of $430 thousand or 2.5% from the quarter ended September 30, 2025. Net interest income was $17.0 million and $17.2 million, respectively, for the quarters ended June 30, 2026 and September 30, 2025.

Net interest margin was 3.95% for the quarter ended September 30, 2026, compared to 3.86% for the quarter ended June 30, 2026 and 3.58% for the quarter ended September 30, 2025. The increase in net interest margin compared to both the prior quarter and prior-year quarter was primarily attributable to higher average yields on loans, as discussed above under Interest Income. Additionally, the increase compared to the quarter ended September 30, 2025 benefited from the payoff of FHLB advances during the first quarter of 2026, which eliminated related interest expense in the current quarter, and the runoff of higher-cost non-core deposits, which reduced overall funding costs. The net interest spread increased to 3.09% for the quarter ended September 30, 2026, compared to 3.01% for the quarter ended June 30, 2026 and 2.57% for the quarter ended September 30, 2025.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitable earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. This is a non-GAAP financial measure. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

Noninterest Income and Expense

Total noninterest income was $5.3 million and $8.6 million for the quarters ended September 30, 2026 and June 30, 2026 respectively. Total noninterest income was $5.2 million for the quarter ended September 30, 2025.

	For The Three Months Ended
(Dollars in thousands)	9/30/2026	6/30/2026	$ Change	% Change	9/30/2025	$ Change	% Change
Noninterest Income
Wealth management fees	$1,744	$2,197	$(453)	-20.6%	$1,827	$(83)	-4.5%
Service charges on deposit accounts	606	563	43	7.6%	558	48	8.6%
Other service charges and fees	1,096	1,028	68	6.6%	1,151	(55)	-4.8%
Gain (loss) on the sale and disposal of bank premises and equipment	7	(4)	11	NM	(2)	9	NM
Gain on sale of loans held for sale	1,255	646	609	94.3%	1,012	243	24.0%
Gain on sale of other assets	—	3,486	(3,486)	NM	—	—	NM
Small business investment company income	213	110	103	93.6%	58	155	267.2%
Bank owned life insurance income	280	289	(9)	-3.1%	268	12	4.5%
Other operating income	95	275	(180)	-65.5%	293	(198)	-67.6%
Total noninterest income	$5,296	$8,590	$(3,294)	-38.3%	$5,165	$131	2.5%

Total noninterest income decreased in the third quarter of 2026 compared to the second quarter of 2026, primarily due to a gain on the sale of other assets recognized in the second quarter of 2026. During the second quarter, the Company sold its membership interest in Bearing to an unaffiliated third party and recognized a pre-tax gain of $3.5 million, which was recorded in gain on sale of other assets.

Noninterest income, as adjusted to exclude the one-time effect of the gain on the sale, was $5.1 million for the quarter ended June 30, 2026. This adjusted amount is a non-GAAP financial measure. See the "Reconciliation of GAAP to Non-GAAP Performance Highlights" table for additional information.

Compared to both the second quarter of 2026 and the third quarter of 2025, adjusted noninterest income increased primarily due to higher gains on the sale of loans held for sale. The increase was driven by higher sales volume within the Small Business Administration ("SBA") loan portfolio. Partially offsetting this increase was lower wealth management fee income, as both the second quarter of 2026 and the third quarter of 2025 benefited from elevated transaction-based revenues related to estates and other client services.

Noninterest expense increased $596 thousand, or 3.8%, to $16.1 million for the quarter ended September 30, 2026 from $15.5 million for the quarter ended June 30, 2026 and increased $1.8 million or 12.4% compared to the quarter ended September 30, 2025.

	For The Three Months Ended
(Dollars in thousands)	9/30/2026	6/30/2026	$ Change	% Change	9/30/2025	$ Change	% Change
Noninterest Expenses
Salaries and employee benefits	$9,627	$9,212	$415	4.5%	$8,717	$910	10.4%
Occupancy expenses	696	613	83	13.5%	691	5	0.7%
Equipment expenses	495	451	44	9.8%	437	58	13.3%
Advertising and marketing expenses	264	295	(31)	-10.5%	317	(53)	-16.7%
Stationery and supplies	39	30	9	30.0%	37	2	5.4%
ATM network fees	330	326	4	1.2%	327	3	0.9%
Loss on sale of repossessed assets	15	—	15	NM	—	15	NM
FDIC assessment	200	169	31	18.3%	172	28	16.3%
Computer software expense	432	422	10	2.4%	389	43	11.1%
Bank franchise tax	530	530	—	0.0%	388	142	36.6%
Professional fees	716	551	165	29.9%	493	223	45.2%
Data processing fees	553	591	(38)	-6.4%	469	84	17.9%
Merger-related expenses	342	—	342	NM	—	342	NM
Other operating expenses	1,888	2,341	(453)	-19.4%	1,907	(19)	-1.0%
Total noninterest expenses	$16,127	$15,531	$596	3.8%	$14,344	$1,783	12.4%

As previously announced, the Company entered into a definitive merger agreement with John Marshall during the third quarter of 2026. Merger-related expenses of $342 thousand were recognized during the quarter in connection with the proposed transaction. No merger-related expenses were incurred during either the second quarter of 2026 or the third quarter of 2025. Excluding these merger-related expenses, noninterest expense totaled $15.8 million during the third quarter of 2026.

Total noninterest expense increased in the third quarter of 2026 compared to the second quarter of 2026, primarily due to higher salaries and benefits expense. The increase was largely attributable to higher commission expense associated with increased loan sale volume, higher incentive compensation accruals as performance metrics reached payout thresholds during the quarter, and increased loan production incentive accruals resulting from loan growth.

Total noninterest expense increased in the third quarter of 2026 compared to the third quarter of 2025, primarily due to higher salaries and employee benefits expense. In addition to the higher incentive compensation accruals discussed above, salaries and employee benefits expense increased as a result of growth in the Company's workforce, with full-time equivalent ("FTE") employees increasing from 249 to 262 during the period. Additionally, annual merit increases and compensation adjustments implemented at the end of the first quarter of 2026 contributed to higher personnel costs during the quarter.

Asset Quality and Provision for Credit Losses

	As of
(dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2025

Nonaccrual loans	$15,641	$16,146	$13,167
Loans past due 90 days or more and accruing interest	104	20	91
Other real estate owned and repossessed assets	250	302	1,009
Total nonperforming assets	$15,995	$16,468	$14,267

Allowance for credit losses on loans	$18,533	$18,306	$14,810

Allowance for credit losses on loans to total gross loans	1.21%	1.22%	1.01%

Non-performing assets to total assets	0.86%	0.89%	0.74%

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased by $473 thousand between June 30, 2026 and September 30, 2026. This decrease was due to the $507 thousand partial write-down to an existing commercial and industrial syndicated relationship. This partial write-down was due to the restructuring of this loan relationship by the lead bank. Nonperforming assets increased $1.7 million or 12.1% as of September 30, 2026 in comparison to September 30, 2025 mainly due to several large relationships in excess of $1 million being placed in nonaccrual status during the period. The increase in nonaccrual loans is partially offset by a decrease of $759 thousand in repossessed assets. All repossessed assets held at September 30, 2025 were sold prior to September 30, 2026, contributing to the decline in repossessed assets, although this decrease was partially offset by the addition of a new repossessed asset during the second quarter of 2026.

The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans. Specific reserves on nonaccrual loans totaled $3.4 million, $3.1 million, and $333 thousand at September 30, 2026, June 30, 2026, and September 30, 2025, respectively. The increase from June 30, 2026 was primarily attributable to an additional $708 thousand specific reserve allocation on an existing nonaccrual multifamily relationship, reflecting updated collateral valuations based on signed letters of intent received for two properties securing the credit, as well as a specific reserve allocation on one marine loan. Compared to September 30, 2025, the increase in specific reserves was driven by new specific reserves on an existing nonaccrual multifamily relationship as well as specific reserve allocations established on two SBA loans.

Net charge-offs totaled $1.0 million for the quarter ended September 30, 2026, compared to $2.2 million for the linked quarter and $2.3 million for the third quarter of 2025. Charge-offs recognized during the third quarter of 2026 were distributed across several loan portfolios, with the majority occurring within the commercial and industrial and construction and farmland portfolios. In the second quarter of 2026, net charge-offs were primarily driven by a $1.6 million partial charge-off of a single multifamily relationship to reflect the fair value of the underlying collateral, net of estimated selling costs, while the remaining charge-offs were attributable to five smaller relationships. Net charge-offs during the third quarter of 2025 were primarily attributable to the write-off of a $1.1 million deficiency balance loan and a $468 thousand write-down on a nonaccrual commercial real estate loan. The decline in net charge-offs compared to both prior periods reflects the absence of similarly significant relationship-specific charge-offs, while continuing to demonstrate the Company's proactive approach to identifying and addressing credit deterioration and maintaining appropriate collateral-based valuations within the loan portfolio.

The allowance for credit losses as a percentage of total loans was 1.21% at September 30, 2026, compared to 1.22% at June 30, 2026 and 1.01% at September 30, 2025. The slight decrease from the linked quarter primarily reflected lower qualitative factor adjustments in certain portfolios, most notably construction and farmland and home equity lines of credit, partially offset by higher qualitative factor adjustments within the commercial and industrial portfolio associated with loan growth and credit quality trends. Compared to September 30, 2025, the higher allowance ratio was primarily driven by changes in historical loss factors, particularly within the marine and non-owner-occupied commercial real estate portfolios, as well as elevated qualitative factor adjustments in certain portfolios, including commercial and industrial and construction and farmland loans, reflecting loan growth and credit quality trends. There were also increased specific reserves during this period. The Company's allowance for credit losses continues to reflect management's assessment of the credit risk inherent in the loan portfolio and its commitment to maintaining appropriate reserve coverage.

The provision for credit losses on loans reflects management’s ongoing assessment of the adequacy of the allowance for credit losses and the credit risk inherent in the loan portfolio. The Company recorded a provision for credit losses on loans of $1.3 million for the quarter ended September 30, 2026, compared to $3.2 million for the quarter ended June 30, 2026 and $1.1 million for the quarter ended September 30, 2025. The decrease from the linked quarter was primarily driven by lower reserve requirements resulting from changes in qualitative factor adjustments and lower levels of net charge-offs. Increases in specific reserves partially offset this decline. Compared to the third quarter of 2025, the provision increased modestly, reflecting loan portfolio growth, higher specific reserves, and changes in qualitative factors within certain loan portfolios. The provision reflects management’s disciplined approach to reserve methodology and its commitment to maintaining a strong allowance for credit losses that appropriately reflects portfolio growth, current economic conditions, and identified credit risks.

Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects expected credit losses over the life of the loan portfolio.

Balance Sheet

Total consolidated assets were $1.87 billion at September 30, 2026, an increase of $23.1 million, or 1.3%, from $1.85 billion at June 30, 2026. Compared to September 30, 2025, total consolidated assets decreased from $1.93 billion. The linked-quarter increase was driven primarily by growth in the loan portfolio, reflecting continued customer demand. The year-over-year decrease in total assets was primarily attributable to the runoff of non-core deposits, which contributed to a decline in cash and cash equivalents. This decrease was partially offset by net loan growth of $68.3 million. Despite the decline in total assets from the prior-year period, the Company maintained a strong balance sheet while continuing to strategically deploy capital into higher-yielding earning assets.

Total net loans increased $32.4 million, or 2.2%, to $1.51 billion at September 30, 2026 from $1.48 billion at June 30, 2026, driven by growth across several key lending categories, including commercial real estate, residential real estate and commercial and industrial loans. Compared to September 30, 2025, total net loans increased $68.3 million, or 4.7%, from $1.45 billion, reflecting continued success in generating new lending opportunities and serving the credit needs of the Company's markets. Year-over-year growth was concentrated in the same core lending segments that contributed to the linked-quarter increase, demonstrating the strength and consistency of the Company's loan production efforts.

Total deposits were $1.62 billion at September 30, 2026, an increase of $21.3 million, or 1.3%, from June 30, 2026. Total deposits were $1.66 billion at September 30, 2025. The linked-quarter increase reflects the increase in brokered certificates of deposit of $15.8 million in addition to the continued stability of the Company's deposit base. The year-over-year decrease was primarily attributable to the temporary nature of unusually large noninterest-bearing deposit balances received during the second quarter of 2025. Specifically, noninterest-bearing deposits increased by approximately $151.7 million during second quarter of 2025, largely due to business sale proceeds from two customers. As anticipated, the majority of these funds had exited the Bank by the end of 2025. Excluding the impact of these temporary balances, the Company's deposit base has remained relatively stable and continues to provide a solid source of funding for loan growth and other balance sheet initiatives.

Core deposit change for the quarter and twelve months ended September 30, 2026 was an increase of $1.4 million and an increase of $21.7 million, respectively. Core deposits consist of checking accounts, NOW accounts, money market accounts, regular savings accounts and time deposits less than $250 thousand.

Liquidity

The objective of the Company’s liquidity management is to ensure the continuous availability of funds to satisfy the credit needs of our customers and the demands of our depositors, creditors and investors. Uninsured deposits represent an estimate of amounts above the Federal Deposit Insurance Corporation ("FDIC") insurance coverage limit of $250,000. As of September 30, 2026, the Company’s uninsured deposits were approximately $226.0 million or 13.9% of total deposits.

The Company’s liquid assets, which include cash and due from banks, interest-bearing deposits at other banks, loans with a maturity less than one year and nonpledged securities available for sale, were $421.8 million and borrowing availability was $484.1 million as of September 30, 2026, which in total exceeded uninsured deposits, excluding intercompany cash holdings and secured municipal deposits, by $679.9 million. Liquid assets increased by $76.6 million during the third quarter of 2026 due mainly to loan growth. In addition to deposits, the Company utilizes short-term and long-term borrowings as sources of funds. Short-term borrowings from the Federal Reserve Bank and the FHLB as well as federal funds purchased from Community Bankers Bank may be used to fund the Company’s day-to-day operations. Long-term borrowings include FHLB advances as well as subordinated debt. Total outstanding borrowings decreased to $29.6 million at September 30, 2026 from $69.6 million at September 30, 2025. The decrease was primarily due to the paydown of outstanding FHLB advances. Borrowings remained stable from June 30, 2026 to September 30, 2026.

Additional sources of liquidity available to the Company include cash flows from operations, loan payments and payoffs, deposit growth, maturities, calls and sales of securities and the issuance of brokered certificates of deposit.

Capital and Dividends

On October 21, 2026, the Board of Directors announced a quarterly common stock cash dividend of $0.31 per common share, payable on November 13, 2026, to shareholders of record on November 2, 2026. The Board of Directors of the Company regularly reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $9.7 million to $195.3 million at September 30, 2026 compared to September 30, 2025 and increased $1.4 million compared to June 30, 2026. The increases are primarily due to increased retained earnings from net income.

The Company’s securities available for sale are fixed income debt securities and their unrealized loss position is a result of increased market interest rates since they were purchased. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest. The accumulated other comprehensive loss related to the Company’s securities available for sale increased to $8.2 million at September 30, 2026 compared to $6.1 million at June 30, 2026 and $5.6 million at September 30, 2025.

As of September 30, 2026, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized under regulations applicable at September 30, 2026, Bank was required to maintain minimum total risk-based, Tier 1 risk-based, CET1 risk-based and Tier 1 leverage ratios. In addition to the regulatory risk-based capital requirements, Bank must maintain a capital conservation buffer of additional capital of 2.5 percent of risk-weighted assets as required by the Basel III capital rules. The Bank exceeded these ratios at September 30, 2026.

Explanation of Non-GAAP Financial Measures

This release contains financial information determined by methods other than in accordance with GAAP. Management believes that the supplemental Non-GAAP information provides a better comparison of period-to-period operating performance and the impact of merger-related expenses and non-recurring transactions, such as the gain on sale of Bearing, on the Company’s results. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s results and financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for or more important than financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this communication may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that include, without limitation, statements made in Mr. Lorey’s quotations, statements regarding the Company’s pending merger with John Marshall (the “proposed merger”) and expectations with regard to the benefits of the proposed merger, statements regarding the Company’s business, financial and operating results including the Company’s deposit base and funding, the impact of future economic conditions, changes in economic conditions, management’s beliefs regarding the Company’s liquidity, capital resources, asset quality, loan portfolio, and statements that include other projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such forward-looking statements are based on certain assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors some of which cannot be predicted or quantified, that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “seek to,” “potential,” “continue,” “confidence,” or words of similar meaning or other statements concerning opinions or judgments of the Company and its management about future events. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update or revise any forward-looking statement, except as required by law.

Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in or implied by such forward-looking statements as a result of a variety of factors, many of which are beyond the Company’s control. Caution should be exercised against placing undue reliance on forward-looking statements. Factors which could cause actual results to differ materially include, but are not limited to, the following: the occurrence of any event, change or other circumstances that could give rise to the right of John Marshall or the Company to terminate the definitive merger agreement; the outcome of any legal proceedings or governmental inquiries or actions that may be instituted against John Marshall, the Company or the combined company; the possibility that the proposed merger will not close when expected or at all because required regulatory, shareholder or other approvals or consents are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger); the ability of John Marshall and the Company to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed merger; any changes of, including the risk that any announcements relating to the proposed merger could have adverse effects on, the market price of the common stock of John Marshall or the Company; the possibility that the anticipated benefits or synergies of the proposed merger will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where John Marshall and the Company do business, and such integration may be more difficult, time-consuming or costly than expected and may result in unexpected liabilities or operational disruptions; certain restrictions during the pendency of the proposed merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of the Company’s management from ongoing business operations and opportunities; revenues following the proposed merger may be lower than expected; the ability of John Marshall, the Company or the combined company to retain or hire key employees or to maintain relationships with customers, suppliers or other business partners, in connection with the announcement, pendency or completion of the proposed merger; changes in interest rates and general economic, political and market conditions, including inflation and recession; the legislative and regulatory climate and changes in laws or government regulations or policies affecting financial institutions; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; the Company's ability to successfully resolve non-performing assets; demand for loan products; liquidity and deposit flows; competition; demand for financial services in the Company's market area; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the Securities and Exchange Commission (the “SEC”).

Additional Information About the Proposed Merger and Where to Find It

In connection with the proposed merger of John Marshall and the Company, John Marshall filed with the SEC a registration statement on Form S-4 (File No. 333-299276) on October 2, 2026, as amended (the “Registration Statement”), which includes the joint proxy statement of John Marshall and the Company that also constitutes a prospectus of John Marshall (the “Definitive Joint Proxy Statement/Prospectus”). The Registration Statement was declared effective on October 16, 2026, and each of John Marshall and the Company commenced mailing of the Definitive Joint Proxy Statement/Prospectus to their respective shareholders on or about October 16, 2026. Each of John Marshall and the Company may file with the SEC other relevant documents concerning the proposed merger.

INVESTORS AND SHAREHOLDERS OF JOHN MARSHALL AND THE COMPANY AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE REGISTRATION STATEMENT, THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT JOHN MARSHALL, THE COMPANY AND THE PROPOSED MERGER.

Investors and shareholders are able to obtain a free copy of the Registration Statement, the Definitive Joint Proxy Statement/Prospectus, and other relevant documents filed with the SEC containing information about John Marshall and the Company, without charge, at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by John Marshall will be made available free of charge in the “Investor Relations” section of John Marshall’s website, investor.johnmarshallbank.com, or can be obtained by requesting by mail at John Marshall Bancorp, Inc., 1943 Isaac Newton Square East, Suite 100, Reston, Virginia 20190, Attention: Corporate Secretary. Copies of documents filed with the SEC by the Company will be made available free of charge in the “Investor Relations” section of the Company’s website, investors.bankofclarke.bank, or can be obtained by requesting by mail at Eagle Financial Services, Inc., 2 East Main St, P.O. Box 391, Berryville, Virginia 22611, Attention: Secretary. The information on John Marshall’s or the Company’s respective websites is not, and shall not be deemed to be, a part of this communication or incorporated into other filings either company makes with the SEC.

Participants in the Solicitation

John Marshall, the Company and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of John Marshall and shareholders of the Company in respect of the proposed merger under the rules of the SEC. Information regarding John Marshall’s directors and executive officers is available in its definitive proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC on April 29, 2026, and certain other documents filed by John Marshall with the SEC. Information regarding the Company’s directors and executive officers is available in its definitive proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC on April 8, 2026, and certain other documents filed by the Company with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, is and will be contained in the Definitive Joint Proxy Statement/Prospectus related to the proposed merger and other relevant materials filed with the SEC by John Marshall and the Company, respectively. Free copies of these documents may be obtained as described in the preceding section.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS (unaudited)

	For the Three Months Ended
(Dollars in thousands, except per share data)	3Q26	2Q26	1Q26	4Q25	3Q25
Net income	$4,750	$4,981	$3,740	$4,334	$5,584
Earnings per share, basic	$0.88	$0.92	$0.69	$0.81	$1.04
Earnings per share, diluted	$0.88	$0.92	$0.69	$0.81	$1.04
Return on average total assets (annualized)	1.01%	1.08%	0.81%	0.91%	1.10%
Return on average total equity (annualized)	9.66%	10.35%	7.98%	9.18%	12.20%
Dividend payout ratio	35.23%	33.70%	44.93%	38.27%	29.81%
Fee revenue as a percent of total revenue (1)	15.03%	14.82%	15.64%	17.86%	15.81%
Net interest margin (annualized) (2)	3.95%	3.86%	3.63%	3.61%	3.58%
Yield on average earning assets (annualized)	5.64%	5.54%	5.44%	5.45%	5.39%
Rate on average interest-bearing liabilities (annualized)	2.55%	2.53%	2.64%	2.71%	2.82%
Net interest spread	3.09%	3.01%	2.8%	2.74%	2.57%
Tax equivalent adjustment to net interest income	$17	$18	$20	$26	$25
Non-interest income to average assets	1.13%	1.86%	1.07%	1.12%	1.02%
Non-interest expense to average assets	3.44%	3.37%	3.09%	3.24%	2.83%
Efficiency ratio(3)	68.76%	70.29%	67.97%	70.39%	64.06%

(1) Fee revenue as a percentage of total revenue is calculated by dividing the sum of wealth management fees, service charges on deposit accounts and other service charges and fees by the sum of net interest income and non-interest income.

(2) Non-GAAP financial measure - The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial services industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to tax-exempt loan balances, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(3) Non-GAAP financial measure - The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense less merger-related expenses, gain/loss on other real estate owned and gain/loss on repossessed assets by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio, loss on sale of other bank premises and equipment and gain on sale of other assets. The tax rate utilized is 21%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability. Please refer to the "Reconciliation of Efficiency Ratio" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER (unaudited)

(Dollars in thousands, except per share data)	3Q26	2Q26	1Q26	4Q25	3Q25
BALANCE SHEET RATIOS
Loans to deposits	94.38%	93.60%	91.28%	91.65%	88.21%
Average interest-earning assets to average-interest bearing liabilities	150.46%	150.25%	146.04%	147.54%	155.33%
PER SHARE DATA
Dividends	$0.31	$0.31	$0.31	$0.31	$0.31
Book value	36.08	35.83	35.16	35.14	34.52
Tangible book value	36.08	35.83	35.16	35.14	34.52
SHARE PRICE DATA
Closing price	$45.30	$41.46	$34.98	$39.80	$37.83
Diluted earnings multiple(1)	12.87	11.27	12.67	12.28	9.09
Book value multiple(2)	1.26	1.16	0.99	1.13	1.10
COMMON STOCK DATA
Outstanding shares at end of period	5,413,262	5,411,615	5,412,376	5,374,205	5,376,346
Weighted average shares outstanding	5,411,632	5,412,016	5,412,021	5,376,088	5,376,346
Weighted average shares outstanding, diluted	5,411,632	5,412,016	5,412,021	5,376,088	5,376,346
CREDIT QUALITY
Net charge-offs (recoveries) to average loans (annualized)	0.07%	0.15%	(0.00)%	0.02%	0.16%
Total non-performing loans to total loans (3)	1.03%	1.08%	1.01%	0.98%	0.91%
Total non-performing assets to total assets (4)	0.86%	0.89%	0.80%	0.77%	0.74%
Non-accrual loans to:
Total loans	1.02%	1.08%	1.01%	0.98%	0.90%
Total assets	0.84%	0.87%	0.80%	0.76%	0.68%
Allowance for credit losses to:
Total loans	1.21%	1.22%	1.19%	1.04%	1.01%
Non-performing assets (4)	115.87%	111.16%	117.67%	104.98%	103.81%
Non-accrual loans	118.49%	113.38%	117.78%	106.40%	112.48%
NON-PERFORMING ASSETS:
Loans delinquent over 90 days and still accruing	$104	$20	$13	$60	$91
Non-accrual loans	15,641	16,146	14,711	14,398	13,167
Other real estate owned and repossessed assets	250	302	—	135	1,009
NET LOAN CHARGE-OFFS (RECOVERIES):
Loans charged off	$1,095	$2,269	$155	$318	$2,417
(Recoveries)	(61)	(42)	(189)	(81)	(117)
Net charge-offs (recoveries)	1,034	2,227	(34)	237	2,300
PROVISION FOR CREDIT LOSSES ON LOANS	$1,261	$3,207	$1,972	$747	$1,131
ALLOWANCE FOR CREDIT LOSSES ON LOANS	$18,533	$18,306	$17,326	$15,320	$14,810

(1) The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period-end closing market price per share by annualized diluted earnings per share for the quarter. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2) The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

(3) Non-performing loans include non-accrual loans and loans 90 days or more past due and still accruing interest.

(4) Non-performing assets include non-accrual loans, loans 90 days or more past due and still accruing interest, repossessed assets and other real estate owned (OREO) acquired through foreclosure.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

	As of:
(Dollars in thousands)	Unaudited 09/30/2026	Unaudited 06/30/2026	Unaudited 03/31/2026	* 12/31/2025	Unaudited 09/30/2025
Assets
Cash and due from banks	$15,020	$18,281	$14,500	$13,942	$15,558
Interest-bearing deposits with other institutions	104,519	71,169	94,974	103,984	189,119
Federal funds sold	42,752	54,542	80,293	99,268	63,452
Securities available for sale, at fair value	104,946	114,341	117,245	123,329	125,165
Loans held for sale	623	5,974	5,214	4,786	3,479
Loans, net of allowance for credit losses	1,513,409	1,481,045	1,441,533	1,457,757	1,445,118
Bank premises and equipment, net	14,952	14,974	14,911	14,906	14,878
Bank owned life insurance	32,573	32,293	32,004	31,720	31,440
Other assets	41,671	54,746	37,686	38,934	44,264
Total assets	$1,870,465	$1,847,365	$1,838,360	$1,888,626	$1,932,473
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$453,481	$463,086	$455,107	$432,171	$521,149
Savings and interest bearing demand deposits	730,580	720,714	728,322	728,545	687,530
Time deposits	439,185	418,135	414,790	446,644	446,369
Total deposits	$1,623,246	$1,601,935	$1,598,219	$1,607,360	$1,655,048
Federal funds purchased	—	11	—	—	101
Federal Home Loan Bank advances, long-term	—	—	—	40,000	40,000
Subordinated debt, net	29,630	29,613	29,596	29,579	29,562
Other liabilities	22,302	21,901	20,219	22,848	22,181
Total liabilities	$1,675,178	$1,653,460	$1,648,034	$1,699,787	$1,746,892

Commitments and contingent liabilities

Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	13,316	13,311	13,311	13,264	13,260
Surplus	65,654	65,189	64,802	64,720	64,458
Retained earnings	124,551	121,481	118,178	116,115	113,448
Accumulated other comprehensive (loss)	(8,234)	(6,076)	(5,965)	(5,260)	(5,585)
Total shareholders' equity	$195,287	$193,905	$190,326	$188,839	$185,581
Total liabilities and shareholders' equity	$1,870,465	$1,847,365	$1,838,360	$1,888,626	$1,932,473

* Derived from audited consolidated financial statements.

EAGLE FINANCIAL SERVICES, INC.

LOAN DATA (unaudited)

	As of:
(Dollars in thousands)	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Mortgage real estate loans:
Construction & Secured by Farmland	$96,150	$95,454	$82,594	$82,336	$84,467
HELOCs	60,024	59,973	58,784	58,640	54,549
Residential First Lien - Investment	104,664	107,456	107,084	107,308	103,942
Residential First Lien - Owner Occupied	194,889	177,739	176,378	178,806	178,725
Residential Junior Liens	10,553	10,117	10,775	10,724	10,497
Commercial - Owner Occupied	355,269	329,817	313,161	298,853	290,931
Commercial - Non-Owner Occupied & Multifamily	389,986	397,617	389,878	398,926	398,076
Commercial and industrial loans:
BHG loans	1,432	1,713	2,118	2,344	2,637
SBA PPP loans	—	—	—	4	10
Other commercial and industrial loans	123,857	116,346	99,170	110,876	100,777
Marine loans	152,352	159,246	170,217	175,639	185,938
Triad Loans	19,564	20,291	20,789	21,324	21,856
Consumer loans	7,151	7,761	9,707	7,418	7,566
Overdrafts	313	463	343	318	297
Other loans	12,272	11,540	12,572	13,946	13,895
Total loans	$1,528,476	$1,495,533	$1,453,570	$1,467,462	$1,454,163
Net deferred loan costs and premiums	3,466	3,818	5,289	5,615	5,765
Allowance for credit losses on loans	(18,533)	(18,306)	(17,326)	(15,320)	(14,810)
Net loans	$1,513,409	$1,481,045	$1,441,533	$1,457,757	$1,445,118

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	For The Three Months Ended
(Dollars in thousands, except per share data)	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Interest and Dividend Income
Interest and fees on loans	$22,745	$21,744	$20,713	$21,268	$20,722
Interest on federal funds sold	88	176	109	54	55
Interest and dividends on securities available for sale:
Taxable interest income	1,087	1,188	1,230	1,274	1,293
Interest income exempt from federal income taxes	—	—	—	—	—
Dividends	11	67	76	61	60
Interest on deposits in banks	1,287	1,200	1,698	2,098	3,803
Total interest and dividend income	$25,218	$24,375	$23,826	$24,755	$25,933
Interest Expense
Interest on deposits	$7,235	$7,050	$7,225	$7,526	$7,886
Interest on federal funds purchased	—	—	—	—	—
Interest on Federal Home Loan Bank advances	—	—	344	494	494
Interest on subordinated debt	354	355	354	354	354
Total interest expense	$7,589	$7,405	$7,923	$8,374	$8,734
Net interest income	$17,629	$16,970	$15,903	$16,381	$17,199
Provision For Credit Losses	1,050	3,503	1,961	688	1,112
Net interest income after provision for credit losses	$16,579	$13,467	$13,942	$15,693	$16,087
Noninterest Income
Wealth management fees	$1,744	$2,197	$1,782	$2,299	$1,827
Service charges on deposit accounts	606	563	556	574	558
Other service charges and fees	1,096	1,028	921	1,009	1,151
Gain (loss) on the sale and disposal of bank premises and equipment	7	(4)	—	(1)	(2)
(Loss) on the sale of AFS securities	—	—	—	—	—
Gain on sale of loans held for sale	1,255	646	1,012	830	1,012
Gain on sale of other assets	—	3,486	—	—	—
Small business investment company income	213	110	266	40	58
Bank owned life insurance income	280	289	284	280	268
Other operating income	95	275	107	324	293
Total noninterest income	$5,296	$8,590	$4,928	$5,355	$5,165
Noninterest Expenses
Salaries and employee benefits	$9,627	$9,212	$8,229	$9,462	$8,717
Occupancy expenses	696	613	666	663	691
Equipment expenses	495	451	462	442	437
Advertising and marketing expenses	264	295	191	209	317
Stationery and supplies	39	30	46	20	37
ATM network fees	330	326	327	324	327
Other real estate owned expense (gain), net	—	—	(5)	20	—
Loss on the sale of other real estate owned	—	—	—	51	—
Loss on sale of repossessed assets	15	—	39	169	—
FDIC assessment	200	169	227	200	172
Computer software expense	432	422	354	373	389
Bank franchise tax	530	530	481	388	388
Professional fees	716	551	604	723	493
Data processing fees	553	591	486	558	469
Merger-related expenses	342	—	—	—	—
Other operating expenses	1,888	2,341	2,105	1,937	1,907
Total noninterest expenses	$16,127	$15,531	$14,212	$15,539	$14,344
Income before income taxes	$5,748	$6,526	$4,658	$5,509	$6,908
Income Tax Expense	998	1,545	918	1,175	1,324
Net income	$4,750	$4,981	$3,740	$4,334	$5,584
Earnings Per Share
Net income per common share, basic	$0.88	$0.92	$0.69	$0.81	$1.04
Net income per common share, diluted	$0.88	$0.92	$0.69	$0.81	$1.04

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates (unaudited)

	Three Months Ended
	September 30, 2026			June 30, 2026			September 30, 2025
		Interest			Interest			Interest
(Dollars in thousands)	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$109,875	$1,098	3.96%	$116,041	$1,255	4.34%	$124,891	$1,353	4.30%
Tax-Exempt (1)	—	—	—%	—	—	—%	—	—	—%
Total Securities	$109,875	$1,098	3.96%	$116,041	$1,255	4.34%	$124,891	$1,353	4.30%
Loans:
Taxable	$1,492,680	$22,680	6.03%	$1,478,699	$21,675	5.88%	$1,423,586	$20,626	5.75%
Non-accrual	15,358	—	—%	15,113	—	—%	15,058	—	—%
Tax-Exempt (1)	6,388	82	5.09%	7,002	87	4.98%	9,454	121	5.08%
Total Loans	$1,514,426	$22,762	5.96%	$1,500,814	$21,762	5.82%	$1,448,098	$20,747	5.68%
Federal funds sold and interest-bearing deposits in other banks	149,722	1,375	3.64%	147,832	1,376	3.73%	336,562	3,858	4.55%
Total earning assets	$1,774,023	$25,235	5.64%	$1,764,687	$24,393	5.54%	$1,909,551	$25,958	5.39%
Allowance for credit losses on loans	(18,255)			(17,761)			(15,699)
Total non-earning assets	103,104			103,429			118,550
Total assets	$1,858,872			$1,850,355			$2,012,402

Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$302,243	$1,679	2.20%	$313,794	$1,684	2.15%	$314,742	$1,863	2.35%
Money market accounts	304,800	1,714	2.23%	291,872	1,578	2.17%	267,787	1,478	2.19%
Savings accounts	119,006	32	0.11%	122,424	32	0.10%	125,512	35	0.11%
Time deposits:
$250,000 and more	173,413	1,613	3.69%	169,195	1,589	3.77%	170,124	1,761	4.11%
Less than $250,000	249,986	2,197	3.49%	247,613	2,167	3.51%	281,617	2,749	3.87%
Total interest-bearing deposits	$1,149,448	$7,235	2.50%	$1,144,898	$7,050	2.47%	$1,159,782	$7,886	2.70%
Federal funds purchased	—	—	—%	—	—	—%	7	—	N/M
Federal Home Loan Bank advances	—	—	—%	—	—	—%	40,000	494	4.90%
Subordinated debt, net	29,619	354	4.74%	29,602	355	4.81%	29,552	354	4.75%
Total interest-bearing liabilities	$1,179,067	$7,589	2.55%	$1,174,500	$7,405	2.53%	$1,229,341	$8,734	2.82%
Noninterest-bearing liabilities:
Demand deposits	461,525			460,963			579,568
Other Liabilities	23,208			21,852			21,863
Total liabilities	$1,663,800			$1,657,315			$1,830,772
Shareholders' equity	195,072			193,040			181,630
Total liabilities and shareholders' equity	$1,858,872			$1,850,355			$2,012,402
Net interest income (1)		$17,646			$16,988			$17,224
Net interest spread			3.09%			3.01%			2.57%
Interest expense as a percent of average earning assets			1.70%			1.68%			1.81%
Net interest margin (1)			3.95%			3.86%			3.58%

N/M - Not meaningful

(1) Non-GAAP financial measure - Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%. Please refer to the "Reconciliation of Tax-Equivalent Net Interest Income" table for additional information.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income (unaudited)

	Three Months Ended
(Dollars in thousands)	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
GAAP Financial Measurements:
Interest Income - Loans	$22,745	$21,744	$20,713	$21,268	$20,722
Interest Income - Securities and Other Interest-Earnings Assets	2,473	2,631	3,113	3,487	5,211
Interest Expense - Deposits	7,235	7,050	7,225	7,526	7,886
Interest Expense - Other Borrowings	354	355	698	848	848
Total Net Interest Income (GAAP)	$17,629	$16,970	$15,903	$16,381	$17,199
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$17	$18	$20	$26	$25
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	—	—	—	—	—
Total Tax Benefit on Tax-Exempt Interest Income	$17	$18	$20	$26	$25
Tax-Equivalent Net Interest Income (non-GAAP)	$17,646	$16,988	$15,923	$16,407	$17,224

Net interest margin (1)	3.94%	3.86%	3.63%	3.60%	3.57%
Net interest margin, tax-equivalent (2)	3.95%	3.86%	3.63%	3.61%	3.58%

(1) The annualized net interest margin is calculated by dividing net interest income by total average earning assets. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded.

(2) Non-GAAP financial measure- The annualized net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to tax-exempt loan balances, net interest income for the ratio is calculated on a tax equivalent basis as described above.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Efficiency Ratio (unaudited)

	Three Months Ended
(Dollars in thousands)	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
Summary of Operating Results:
Noninterest expenses (GAAP)	$16,127	$15,531	$14,212	$15,539	$14,344
Less: Loss on other real estate owned	—	—	—	51	—
Less: Loss on sale of repossessed assets	15	—	39	169	—
Less: Merger-related expenses	342	—	—	—	—
Adjusted noninterest expenses (non-GAAP)	$15,770	$15,531	$14,173	$15,319	$14,344

Net interest income	17,629	16,970	15,903	16,381	17,199

Noninterest income (GAAP)	5,296	8,590	4,928	5,355	5,165
Less: Gain (loss) on the sale and disposal of premises and equipment	7	(4)	—	(1)	(2)
Less: Gain on the sale of other assets	—	3,486	—	—	—
Adjusted noninterest income (non-GAAP)	$5,289	$5,108	$4,928	$5,356	$5,167
Tax equivalent adjustment (1)	17	18	20	26	25
Total net interest income and noninterest income, adjusted (non-GAAP)	$22,935	$22,096	$20,851	$21,763	$22,391

Efficiency ratio	68.76%	70.29%	67.97%	70.39%	64.06%

(1) Non-GAAP financial measure -Includes tax-equivalent adjustments on loans and securities using the federal statutory tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of GAAP to Non-GAAP Performance Highlights (unaudited)

	Three Months Ended
(dollars in thousands except for per share data)	9/30/2026	6/30/2026	3/31/2026	12/31/2025	9/30/2025
GAAP Financial Measurements:
GAAP Net income	$4,750	$4,981	$3,740	$4,334	$5,584
Adjustments to net income:
(Gain) on sale of other assets	—	(3,486)	—	—	—
Merger-related expenses	342	—	—	—	—
Tax effect of adjustments to net income	(72)	732	—	—	—
Non-GAAP Adjusted Net income	$5,020	$2,227	$3,740	$4,334	$5,584

GAAP Noninterest income	$5,296	$8,590	$4,928	$5,355	$5,165
Adjustments to noninterest income:
Loss on sales of securities	—	—	—	—	—
(Gain) on sale of other assets	—	(3,486)	—	—	—
Non-GAAP Adjusted Noninterest income	$5,296	$5,104	$4,928	$5,355	$5,165

GAAP Noninterest expense	$16,127	$15,531	$14,212	$15,539	$14,344
Adjustments to noninterest expense:
Merger-related expenses	342	—	—	—	—
Non-GAAP Adjusted Noninterest expense	$15,785	$15,531	$14,212	$15,539	$14,344

Earnings per share, basic and diluted, GAAP	$0.88	$0.92	$0.69	$0.81	$1.04
Effect of adjustments to net income	0.05	(0.51)	—	—	—
Non-GAAP Adjusted Earnings per share, basic and diluted	$0.93	$0.41	$0.69	$0.81	$1.04

Annualized return on average equity, GAAP	9.66%	10.35%	7.98%	9.18%	12.20%
Effect of adjustments to net income	0.55%	(5.72)%	—%	—%	—%
Non-GAAP Adjusted Annualized return on average equity	10.21%	4.63%	7.98%	9.18%	12.20%

Annualized return on average assets, GAAP	1.01%	1.08%	0.81%	0.91%	1.10%
Effect of adjustments to net income	0.06%	(0.60)%	—%	—%	—%
Non-GAAP Adjusted Annualized return on average assets	1.07%	0.48%	0.81%	0.91%	1.10%